                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                     The Bank of New York Company, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

(LOGO)                                       One Wall Street, New York, NY 10286
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--------------------------------------------------------------------------------

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

of The Bank of New York Company, Inc. (the "Company").

WHERE: AT THE BANK OF NEW YORK, 101 BARCLAY STREET, NEW YORK, NEW YORK.
WHEN: ON TUESDAY, MAY 8, 2001, 10:00 A.M. LOCAL TIME.

TO VOTE ON THE FOLLOWING MATTERS:

     1. To elect fifteen directors to hold office until the next Annual Meeting of Shareholders and until their respective successors have been elected and qualified;

     2. To ratify the appointment by the Board of Directors of Ernst & Young LLP as the Company's independent public accountants for the current fiscal year;

     3. To approve an amendment to Article FOURTH of the Certificate of Incorporation to increase the number of authorized shares of Common Stock (par value $7.50 per share) from 1,600,000,000 to 2,400,000,000 shares;

     4. To consider a shareholder proposal relating to term limits for directors; and

     5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Shareholders of record at the close of business on March 19, 2001 will be entitled to notice of and to vote at the Annual Meeting or any adjournment.

It is important that your shares be represented at the Annual Meeting. Please vote regardless of whether you plan to attend the Annual Meeting, so that your vote may be recorded.

You can vote by:

     - Internet;
     - telephone; or
     - completing, dating, signing and mailing the enclosed proxy card promptly in the return envelope provided.

We hope you will be able to attend.

By order of the Board of Directors,

LOGO

[THOMAS A. RENYI SIGNATURE]                   [J. MICHAEL SHEPHERD SIGNATURE]
Thomas A. Renyi                               J. Michael Shepherd
Chairman of the Board                         Secretary

March 30, 2001

LOGO                                         One Wall Street, New York, NY 10286
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PROXY STATEMENT

This Proxy Statement is being sent to you in connection with the solicitation of proxies for the Annual Meeting of Shareholders ("Annual Meeting") by the Board of Directors of The Bank of New York Company, Inc. (the "Company", "we" or "us").

THE ANNUAL MEETING WILL BE HELD ON MAY 8, 2001 AT THE BANK OF NEW YORK, 101 BARCLAY STREET, NEW YORK, NEW YORK, AT 10:00 A.M. LOCAL TIME.

WHO CAN VOTE. The Board of Directors has fixed the close of business on March 19, 2001 as the Record Date. Only shareholders whose names appeared on the books of the Company at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournment. The outstanding voting stock of the Company on the Record Date was 737,171,281 shares of Common Stock ($7.50 par value) ("Common Stock"). Each share is entitled to one vote. The Company's By-laws provide that the presence at the Annual Meeting of the holders of a majority of the shares of the Company entitled to vote at such meeting constitutes a quorum for the transaction of business.

HOW TO VOTE. A form of proxy is enclosed. Your proxy tells us how to vote your shares at the Annual Meeting.

You can vote your shares by proxy by:

     1. Internet,
     2. telephone, or
     3. completing, dating, signing and mailing your proxy card in the return envelope provided.

Read the enclosed card for instructions on how to vote over the Internet or by telephone.

You have the right to revoke your proxy at any time before it is voted by filing with the Office of the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. You may attend the Annual Meeting and vote in person whether or not you previously submitted a proxy.

Three officers of the Company have been designated as the proxies to vote shares at the Annual Meeting in accordance with the instructions on the proxy card. Each proxy submitted will be voted as directed, but if you sign and return a proxy card without giving specific voting instructions, your shares will be voted for the election of the nominees for director named in this Proxy Statement, for ratification of the appointment of Ernst & Young LLP as the Company's independent public accountants, for the approval of the proposed amendment to the Company's Certificate of Incorporation to increase the Company's authorized shares of Common Stock and against the shareholder proposal set forth in Item 4 of this Proxy Statement. We are not now aware of any other matters to be presented except for those described in this Proxy Statement. If any other matters are presented at the meeting, the proxies may use their own judgment to decide how to vote your shares. Should any nominee for director named in this Proxy Statement become unable or unwilling to accept nomination or election, which is not anticipated, the persons acting as proxies will vote for the election of such other person, if any, as the Board of Directors may recommend. If the Annual Meeting is adjourned, your shares may be voted by the proxies on the new meeting date unless you have revoked your proxy.

THE NOMINEES FOR DIRECTOR WHO RECEIVE THE HIGHEST NUMBER OF "FOR" VOTES CAST WILL BE ELECTED. THE "FOR" VOTE OF A MAJORITY OF THE VOTES CAST IS SUFFICIENT TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AND TO APPROVE THE SHAREHOLDER PROPOSAL. THE "FOR" VOTE OF THE HOLDERS OF A MAJORITY OF ALL OUTSTANDING SHARES ENTITLED TO VOTE THEREON IS SUFFICIENT TO APPROVE THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK.

FOR PURPOSES OF DETERMINING THE VOTES CAST WITH RESPECT TO ANY MATTER PRESENTED FOR CONSIDERATION AT THE ANNUAL MEETING, ONLY THOSE VOTES CAST "FOR" OR "AGAINST" ARE COUNTED. PURSUANT TO NEW YORK LAW, ABSTENTIONS, BROKER "NON-VOTES" (OR VOTES "WITHHELD" IN THE ELECTION OF DIRECTORS) WILL NOT BE COUNTED. A BROKER NON-VOTE OCCURS WHEN A BROKER, BANK OR OTHER NOMINEE WHICH HOLDS COMPANY SHARES RETURNS A PROXY TO THE COMPANY BUT CANNOT VOTE THE SHARES IT HOLDS BECAUSE IT HAS NOT RECEIVED VOTING INSTRUCTIONS FROM THE SHAREHOLDER WITHIN TEN DAYS OF THE MEETING AND THE MATTER TO BE VOTED ON IS NOT "ROUTINE" UNDER NEW YORK STOCK EXCHANGE ("NYSE") RULES. NYSE RULES ALLOW BROKERS, BANKS AND OTHER NOMINEES TO VOTE SHARES HELD BY THEM ON MATTERS THAT THE NYSE DETERMINES TO BE ROUTINE, EVEN THOUGH THE BROKER, BANK OR NOMINEE HAS NOT RECEIVED INSTRUCTIONS FROM THE SHAREHOLDER.

This Proxy Statement and the accompanying form of proxy are first being sent to shareholders on or about March 30, 2001.

The Company will pay the cost of soliciting proxies. In addition to soliciting proxies by mail, proxies may be solicited in person or by telephone, fax or e-mail by officers and regular employees of the Company and its subsidiaries who will not be specifically compensated therefor. The Company has engaged Morrow & Co. to assist in the solicitation of proxies for a fee of $15,000 plus reimbursement for out-of-pocket expenses. The Company will also reimburse brokers or other persons holding shares in their names or in the names of their nominees for their reasonable out-of-pocket expenses in forwarding proxies and proxy material to the beneficial owners of such shares.

BOARD OF DIRECTORS AND DIRECTOR COMPENSATION

The Company is a financial holding company whose principal subsidiary is The Bank of New York (the "Bank"). The Company and the Bank are incorporated under the laws of the State of New York. The interests of shareholders are represented by the Board of Directors, which oversees the business and management of the Company. Information concerning the members of the Board of Directors who are standing for reelection is set forth below under the caption "Nominees for Election as Directors." This solicitation of proxies is intended to give all shareholders a chance to vote for the persons who are to be their representatives in the governance of the Company.

In accordance with New York law, the Company's By-laws set forth the Board's responsibilities and establish various corporate authorizations. The By-laws also deal with the organization of the Board, which is described below. The Board has the power to amend the By-laws.

Directors are elected to serve until the next annual meeting of shareholders and until their successors have been elected and qualified.

During 2000, the Board of Directors of the Company met a total of 18 times. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees thereof on which such director served during 2000, except Mr. Malone who attended 21 of 29 Board and committee meetings. The Board of the Bank, which during 2000 included all the members of the Board of Directors of the Company, held a regular meeting each month.

The Board of Directors of the Company has appointed several committees which have responsibility for particular corporate matters. There follows a description of these committees and their functions, including certain information concerning the directors standing for reelection who serve on such committees.

The Board of Directors of the Company has a Nominating Committee whose members during 2000 were Messrs. Luke (Chairman), Chaney, Kogan and Malone. The Nominating Committee is willing to consider nominations for future election to the Board, and shareholders may submit in writing the names and qualifications of proposed nominees to the Office of the Secretary of the Company. The Nominating Committee met two times during 2000.

The Board of Directors of the Company has an Executive Committee whose incumbent members during 2000 were Messrs. Renyi (Chairman), Bacot, Barth, Chaney, Griffith, Hassell, Luke, Miller and Ms. Rein. The Executive Committee has the full authority of the Company's Board of Directors, except for limitations relating to major corporate matters. The Executive Committee met once in 2000.

The Board of Directors of the Company annually appoints an Audit and Examining Committee (the "Audit Committee"), comprising directors who are not officers of the Company. The Audit Committee met seven times in 2000. The functions of the Audit Committee are described in its charter. A copy of the charter is attached to this Proxy Statement as Appendix A. Ms. Rein (Chairman), Messrs. Bacot, Barth, Donofrio, Luke, Miller, Richardson and Roberts served on the Audit Committee during 2000. The NYSE listing standards set forth certain criteria for determining whether a member of the Audit Committee is "Independent." The Audit Committee determined that the directors who serve on the committee were all Independent under the revised NYSE listing standards except for Mr. Bacot, who was not considered Independent because he was an officer of the Company within the past three years. The Board of Directors determined, in accordance with the NYSE listing standards, that Mr. Bacot was independent of management and had no relationship that would interfere with his exercise of independent judgment as a member of the Audit Committee. The Board appointed Mr. Bacot to the Audit Committee because he brought to the Audit Committee valuable experience with the operations of the Company and familiarity with regulatory matters.

The Board of Directors of the Company has a Compensation and Organization Committee, comprising directors who are not officers of the Company, whose members during 2000 were Messrs. Kogan (Chairman), Biondi, Chaney, Malone and Miller. The Compensation and Organization Committee is responsible for matters of executive compensation and administration of the Company's incentive compensation plans. The Compensation and Organization Committee met six times during 2000.

The Board of Directors of the Company has a Pension Committee whose duties are to ascertain that the retirement plans of the Company are in compliance with the Employee Retirement Income Security Act of 1974, to review the investments in the trust funds of the plans and to report to the Board on these matters. Messrs. Barth (Chairman), Bacot, Richardson and Ms. Rein served on the Pension Committee during 2000. The Pension Committee met three times during 2000.

During 2000, each director who was not an officer of the Company or its subsidiaries received an annual retainer of $30,000 and 2,400 shares of Common Stock. In addition, each director who was not an officer of the Company or its subsidiaries received a fee of $1,800 for each meeting of the Board and of any committee which the director attended. The Chairman of the Audit Committee received an additional annual retainer fee of $7,000, the Chairman of the Compensation and Organization Committee received an additional annual retainer fee of $5,000 and the Chairmen of the other Committees of the Board each received an additional annual retainer fee of $3,000. A director who serves on the Boards of both the Company and the Bank receives only one retainer. If the Boards of the Company and the Bank meet on the same day, only one fee is paid for attendance at both meetings.

Officers of the Company and its subsidiaries do not receive any compensation for service on the Boards of the Company or its subsidiaries, or the committees thereof.

Under the Deferred Compensation Plan for Non-Employee Directors of The Bank of New York Company, Inc. (the "Directors' Deferred Compensation Plan"), each director who is not an officer of the Company or any of its subsidiaries may elect to defer payment of all or a portion of the director's annual retainer and meeting fees. In accordance with the director's election, pursuant to the terms of the Directors' Deferred Compensation Plan, deferred retainer and meeting fees are allocated to accounts on the Company's books corresponding to the investment funds under the Company's profit-sharing plan; the accounts are adjusted to reflect the investment performance of such funds. All payments are made in cash, except that payment is made in shares of Common Stock with respect to amounts allocated to the Common Stock fund. The Directors' Deferred Compensation Plan contains provisions for the payment of each director's account balance upon such director's termination following a Change of Control (as defined in the Directors' Deferred Compensation Plan). The Directors' Deferred Compensation Plan is not funded and payments are made from the Company's general assets.

ELECTION OF DIRECTORS

Unless contrary instructions are given, the persons designated as proxies intend to vote on behalf of shareholders for the election of the nominees listed in the following pages. If any nominee shall unexpectedly become unable or unwilling to accept nomination or election, the persons designated as proxies intend to vote on behalf of shareholders for the election of such other person, if any, as the Board of Directors may recommend. The directors elected will hold office until the next annual meeting and until their successors have been elected and qualified.

NOMINEES FOR ELECTION AS DIRECTORS

The following pages show each nominee for election as a director, his or her age, his or her principal occupation during the past five years, certain other directorships and trusteeships held, the year in which he or she became a director, and his or her holdings of Common Stock as of March 19, 2001.

All nominees who are presently serving as directors were elected to their present term of office by the shareholders.

The following information has been furnished by the nominees.

        NOMINEE,
YEAR ELECTED A DIRECTOR                       PRINCIPAL OCCUPATION
AND SECURITIES OWNED(1)                      AND OTHER INFORMATION
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

     (BACOT PHOTO)        Retired; Formerly Chairman and Chief Executive Officer of
       J. CARTER          The Bank of New York Company, Inc. and The Bank of New York
         BACOT
          1975            Chairman of The Bank of New York Company, Inc. from 1982 to
     COMMON SHARES:       February, 1998 and Chief Executive Officer from 1982 through
       2,112,396          June, 1997. Chairman of The Bank of New York from 1982 to
                          February, 1998 and Chief Executive Officer from 1982 through
                          1995. Director of The Bank of New York, Phoenix Home Life
                          Mutual Insurance Company, The Philharmonic-Symphony Society
                          of New York, Inc. and the Josiah Macy, Jr. Foundation.
                          Director and Non-Executive Chairman of Venator Corporation.
                          Trustee of Atlantic Mutual Insurance Companies. Life Trustee
                          and Chairman Emeritus of Hamilton College. Member of Council
                          on Foreign Relations and Economic Club of New York. Age 68.

     (BARTH PHOTO)        Retired; Formerly Chairman and Chief Executive Officer of
     RICHARD BARTH        Ciba-Geigy Corporation, developer, manufacturer and marketer
          1989            of prescription medicines
     COMMON SHARES:       Chairman of Ciba-Geigy Corporation from July, 1990 to
         38,518           December, 1996; President and Chief Executive Officer of
                          Ciba-Geigy Corporation from 1986 to April, 1996. Director of
                          The Bank of New York, Bowater Incorporated and Imclone
                          Systems Incorporated. Member of the Board of Trustees of New
                          York Medical College. Member of the American, New York and
                          New Jersey Bar Associations. Age 69.

     (BIONDI PHOTO)       Senior Managing Director of WaterView Advisors LLC,
        FRANK J.          investment adviser to WaterView Partners LLC, a private
      BIONDI, JR.         equity limited partnership focused on media and
          1995            entertainment
     COMMON SHARES:
         15,469           Senior Managing Director of WaterView Advisors LLC (formally
                          Biondi, Reiss Capital Management LLC) from March, 1999 to
                          present. Chairman and Chief Executive Officer of Universal
                          Studios from 1996 through 1998. President and Chief
                          Executive Officer of Viacom, Inc. from 1987 to January,
                          1996. President and Chief Executive Officer of Viacom
                          International, Inc. from 1987 to January, 1996. Director of
                          The Bank of New York, Vail Resorts, Inc., Leake and Watts
                          Services and the Museum of Television & Radio. Trustee of
                          Claremont Graduate University. Age 56.

        NOMINEE,
YEAR ELECTED A DIRECTOR                       PRINCIPAL OCCUPATION
AND SECURITIES OWNED(1)                      AND OTHER INFORMATION
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------


     (CHANEY PHOTO)       Chairman of Tiffany & Co., international designers,
       WILLIAM R.         manufacturers and distributors of jewelry and fine goods
         CHANEY
          1989            Chairman of Tiffany & Co. from 1984 to present and Chief
     COMMON SHARES:       Executive Officer from 1984 to February, 1999. Director of
         28,800           The Bank of New York, Tiffany & Co., The Tinker Foundation
                          Inc. and Provident Holdings, Inc. Trustee of Atlantic Mutual
                          Insurance Companies. Age 68.

    (DONOFRIO PHOTO)      Senior Vice President, Technology and Manufacturing of IBM
      NICHOLAS M.         Corporation, developer and manufacturer of advanced
        DONOFRIO          information technologies
          1999
     COMMON SHARES:       Senior Vice President, Server Group of IBM Corporation from
         4,880            January 1995 to August 1997. Senior Vice President,
                          Technology and Manufacturing of IBM Corporation from August,
                          1997 to present. Director of The Bank of New York. Member of the Board of Trustees of Rensselaer Polytechnic Institute.
                          Chairman of the Board of Directors of the National Action
                          Council for Minorities in Engineering, Inc. (NACME). Age 55.

    (GRIFFITH PHOTO)      Vice Chairman of The Bank of New York Company, Inc. and The
        ALAN R.           Bank of New York
        GRIFFITH
          1990            Vice Chairman of The Bank of New York Company, Inc. and The
     COMMON SHARES:       Bank of New York since December, 1994. Senior Executive Vice
        787,943           President of The Bank of New York Company, Inc. and
                          President and Chief Operating Officer of The Bank of New
                          York from June, 1990 to December, 1994. Director of The Bank of New York. Trustee of Lafayette College, The ALS
                          Association, The Chesapeake Bay Foundation and the U.S.
                          Council for International Business. Member of the Financial
                          Services Roundtable. Age 59.

        NOMINEE,
YEAR ELECTED A DIRECTOR                       PRINCIPAL OCCUPATION
AND SECURITIES OWNED(1)                      AND OTHER INFORMATION
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

    (HASSELL PHOTO)       President of The Bank of New York Company, Inc. and The Bank
       GERALD L.          of New York
        HASSELL
          1998            President of The Bank of New York Company, Inc. and The Bank
     COMMON SHARES:       of New York since September, 1998. Senior Executive Vice
        580,781           President of The Bank of New York Company, Inc. from August,
                          1998, and Senior Executive Vice President and Chief
                          Commercial Banking Officer of The Bank of New York from
                          December, 1994 to September, 1998. Executive Vice President
                          of The Bank of New York from June, 1990 to December, 1994.
                          Director of The Bank of New York and Private Export Funding
                          Corporation. Trustee of Big Brothers/Big Sisters of New York
                          City and Junior Achievement. Member of the Financial
                          Services Roundtable and Financial Services Forum. Member of
                          Board of Visitors of Duke University Fuqua School of
                          Business. Age 49.

     (KOGAN PHOTO)        Chairman and Chief Executive Officer of Schering-Plough
       RICHARD J.         Corporation, manufacturer of pharmaceutical and consumer
         KOGAN            products
          1996
     COMMON SHARES:       Chairman of Schering-Plough Corporation from November, 1998
         12,000           to present and Chief Executive Officer since January, 1996.
                          President from 1986 to November, 1998 and Chief Operating
                          Officer from 1986 to 1995. Director of The Bank of New York,
                          Colgate-Palmolive Company and Schering-Plough Corporation.
                          Member of the Board of Trustees of New York University, The
                          Business Roundtable, and the Council on Foreign Relations.
                          Age 59.

      (LUKE PHOTO)        Chairman, President and Chief Executive Officer of Westvaco
        JOHN A.           Corporation, manufacturer of paper, packaging and specialty
       LUKE, JR.          chemicals
          1996
     COMMON SHARES:       Chairman, President and Chief Executive Officer of Westvaco
         11,600           Corporation since 1996. President and Chief Executive
                          Officer since 1992. Director of The Bank of New York, FM
                          Global, The Americas Society, Inc., The Timken Company, The
                          Tinker Foundation Inc., the United Negro College Fund and
                          Westvaco Corporation. Trustee of Lawrence University and the
                          American Enterprise Institute for Public Policy Research.
                          Age 52.

        NOMINEE,
YEAR ELECTED A DIRECTOR                       PRINCIPAL OCCUPATION
AND SECURITIES OWNED(1)                      AND OTHER INFORMATION
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

     (MALONE PHOTO)       Chairman of Liberty Media Corporation, producer and
        JOHN C.           distributor of entertainment, sports, informational
         MALONE           programming and electronic retailing services
          1986
     COMMON SHARES:       Chairman of Liberty Media Corporation from October, 1990 to
         34,800           present. Chairman of Tele-Communications, Inc. from
                          November, 1996 and Chief Executive Officer from January,
                          1994 to March, 1999. President from March, 1973 through
                          March, 1997. Director of AT&T, The Bank of New York, Black
                          Entertainment Television Holdings II, CableLabs, CATO
                          Institute, Cendant Corporation, Discovery Communications,
                          Inc., Liberty Media Corporation, Tele-Communications, Inc.,
                          360 Networks, Inc., TCI Satellite Entertainment, USANi, LLC
                          and United Global Communications. Age 60.

     (MILLER PHOTO)       Retired; Formerly Chief Executive Officer and Publisher of
       DONALD L.          Our World News, LLC, a newspaper publisher
         MILLER
          1977            Chief Executive Officer and Publisher of Our World News, LLC
     COMMON SHARES:       from November, 1995 to January, 2001. Vice
         33,732           President-Employee Relations, Dow Jones and Company, Inc.
                          from 1986 to 1995. Director of The Bank of New York and
                          Schering-Plough Corporation. Chairman Emeritus, Associated
                          Black Charities. Age 69.

      (REIN PHOTO)        President and Chief Executive Officer of Metropolitan
      CATHERINE A.        Property and Casualty Insurance Company, insurance services
          REIN
          1981            President and Chief Executive Officer of Metropolitan
     COMMON SHARES:       Property and Casualty Insurance Company since March, 1999.
         55,604           Senior Executive Vice President-Business Services Group and
                          Corporate Development and Services of Metropolitan Life
                          Insurance Company from February, 1998 to March, 1999.
                          Executive Vice President-Corporate Development and Services
                          from 1989 to January, 1998. Director of Corning
                          Incorporated, The Bank of New York, General Public Utilities
                          Corp. and New England Financial, Inc. Trustee of the New
                          York University Law Center Foundation. Age 57.

        NOMINEE,
YEAR ELECTED A DIRECTOR                       PRINCIPAL OCCUPATION
AND SECURITIES OWNED(1)                      AND OTHER INFORMATION
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

     (RENYI PHOTO)        Chairman and Chief Executive Officer of The Bank of New York
       THOMAS A.          Company, Inc. and The Bank of New York
         RENYI
          1992            Chairman of The Bank of New York Company, Inc. and The Bank
     COMMON SHARES:       of New York since February, 1998. Chief Executive Officer of
       1,022,225          The Bank of New York Company, Inc. since July, 1997.
                          President of The Bank of New York Company, Inc. from March,
                          1992 to September, 1998. Chief Executive Officer of The Bank
                          of New York since January, 1996 and President from December,
                          1994 to September, 1998. Chief Operating Officer of The Bank
                          of New York from December, 1994 to January, 1996. Vice
                          Chairman of The Bank of New York from 1992 to 1994. Director of The Bank of New York, Lincoln Center for the Performing
                          Arts, and New York Bankers Association. Chairman of New York
                          Clearing House. Member of the Board of Governors of Rutgers,
                          The State University. Member of the Board of Managers, The
                          New York Botanical Garden. Member of the Board of Trustees
                          of Bates College. Member and Director of the Financial
                          Services Roundtable. Age 55.

   (RICHARDSON PHOTO)     President and Chief Executive Officer of W.K. Kellogg
       WILLIAM C.         Foundation, a private foundation
       RICHARDSON
          1998            President and Chief Executive Officer of W.K. Kellogg
     COMMON SHARES:       Foundation since August, 1995. President and Professor of
         6,090            Health Policy and Management, Johns Hopkins University from
                          1990 to 1995. Director of The Bank of New York, Kellogg
                          Company and CSX Corporation. Trustee of Council of Michigan
                          Foundations and Trustee and Chairman of the Council on
                          Foundations. Age 60.

    (ROBERTS PHOTO)       President of Comcast Corporation, developer, manager and
        BRIAN L.          operator of broadband cable networks and provider of content
        ROBERTS
          1999            President of Comcast Corporation from 1990 to present.
     COMMON SHARES:       Director of The Bank of New York, Comcast Corporation and
         7,488            Comcast Cable Communications, Inc. Age 41.

--------------------------------------------------------------------------------
(1) Includes shares held individually or jointly with others or in the name of a bank, broker or nominee for the individual's account.

                        SECURITY OWNERSHIP BY MANAGEMENT

The following table indicates the beneficial ownership of the Company's Common Stock as of March 19, 2001, by (1) each of the directors (including all nominees for reelection), (2) the chief executive officer and the other four most highly compensated executive officers and (3) all directors and executive officers of the Company as a group, based upon information supplied by each of the directors and officers. No director or officer currently holds any shares of the Company's Preferred Stock.

                                    SHARES OF      SHARES THAT MAY BE
                                   COMMON STOCK      ACQUIRED WITHIN                    PERCENT OF
                                   BENEFICIALLY        60 DAYS BY                         COMMON
NAME OF BENEFICIAL OWNER              OWNED        EXERCISE OF OPTIONS      TOTAL         STOCK*
------------------------           ------------    -------------------    ----------    ----------
J. Carter Bacot..................   2,112,396             198,000          2,310,396
Richard Barth....................      38,518                  --             38,518
Frank J. Biondi, Jr..............      15,469                  --             15,469
William R. Chaney................      28,800                  --             28,800
Nicholas M. Donofrio.............       4,880                  --              4,880
Alan R. Griffith.................     787,943           1,050,145          1,838,088
Gerald L. Hassell................     580,781             752,201          1,332,982
Richard J. Kogan.................      12,000                  --             12,000
John A. Luke, Jr.................      11,600                  --             11,600
John C. Malone...................      34,800                  --             34,800
Donald L. Miller.................      33,732                  --             33,732
Robert J. Mueller................     390,655             669,946          1,060,601
Catherine A. Rein................      55,604                  --             55,604
Thomas A. Renyi..................   1,022,225           2,221,338          3,243,563
William C. Richardson............       6,090                  --              6,090
Brian L. Roberts.................       7,488                  --              7,488
Bruce W. Van Saun................     172,247             161,744            333,991
All directors and executive
  officers of the Company, as a
  group (a total of 20 persons,
  including those named above)...   5,395,253           5,118,247         10,513,500        1.43%

---------------
* All percentages are less than 1% of the Company's outstanding shares of Common Stock except as indicated.

2000 AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company assists the Board of Directors in fulfilling its statutory and fiduciary responsibilities relating to internal control, accounting policies, and auditing and reporting practices.

Management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company's independent auditors are responsible for planning and carrying out an audit of the annual financial statements and reviews of the Company's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q.

The Audit Committee reviewed the audited financial statements in the Company's Annual Report with management and has discussed with management the quality, not just the acceptability of the Company's accounting principles, the reasonableness of significant judgments and the clarity of disclosures made in the financial statements.

The Audit Committee has discussed with the Company's independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, the independent auditors' judgments as to the quality, not just the acceptability, of the Company's accounting principles and any matters required to be discussed by Statement on Auditing Standards 61, as modified or supplemented.

In addition, as required by Independence Standards Board Standard No. 1, the Audit Committee has: (i) received from the Company's independent auditors written disclosure of all relationships, if any, between the Company's independent auditors and its related entities and the Company and its related entities that in the independent auditors' professional judgment may reasonably be thought to bear on their independence, (ii) received a letter from the Company's independent auditors confirming that in the independent auditors' professional judgment, the auditors are independent of the Company, and (iii) discussed with the Company's independent auditors their independence from management and the Company. The Audit Committee has also considered that the provision of non-audit services to the Company, by Ernst & Young LLP is compatible with maintaining the auditors' independence.

The Audit Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 which is filed with the Securities and Exchange Commission. The Audit Committee and the Board of Directors have also recommended, subject to shareholder approval, the selection of Ernst & Young LLP as the Company's independent auditors.

                                         By: The Audit Committee
                                             December 31, 2000

                                             Catherine A. Rein
                                             J. Carter Bacot
                                             Richard Barth
                                             Nicholas M. Donofrio
                                             John A. Luke, Jr.
                                             Donald L. Miller
                                             William C. Richardson
                                             Brian L. Roberts

AUDIT FEES

The aggregate fees billed to the Company by Ernst & Young LLP for their audit of the Company's annual financial statements and reviews of the interim financial statements in the Company's Forms 10-Q for the year ended December 31, 2000 was $1.3 million.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

The Company did not engage Ernst & Young LLP to provide any professional services with respect to financial information systems design and implementation for the year ended December 31, 2000.

ALL OTHER FEES

The aggregate fees billed to the Company by Ernst & Young LLP for all other services for the year ended December 31, 2000 were $4.1 million, including audit related services of $1.6 million and non-audit services of $2.5 million. Audit related services generally include fees for pension and statutory audits, business acquisitions, accounting consultations, internal audit and SEC registration statements. Non-audit services include tax consulting and compliance and advisory services on various operations.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following tables present information concerning compensation for the chief executive officer and the four most highly compensated executive officers of the Company for services in all capacities to the Company and its subsidiaries during the years indicated.

                           SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION                         LONG-TERM COMPENSATION
                        ------------------------------------------------   -------------------------------------
                                                                                    AWARDS             PAYOUTS
                                                                           ------------------------   ----------
       NAME AND                                               OTHER        RESTRICTED    SECURITIES
      PRINCIPAL                                              ANNUAL          STOCK       UNDERLYING      LTIP
       POSITION         YEAR   SALARY($)   BONUS($)(1)   COMPENSATION($)   AWARDS($)     OPTIONS(#)   PAYOUTS($)
      ---------         ----   ---------   -----------   ---------------   ----------    ----------   ----------
         (A)            (B)       (C)          (D)             (E)            (F)           (G)          (H)
Thomas A. Renyi.......  2000   $925,000    $12,080,938         --                  --     500,000        --
 Chairman and Chief     1999    850,000     5,731,000          --                  --     500,000        --
 Executive Officer      1998    850,385     6,530,000          --                  --     500,000        --
----------------------------------------------------------------------------------------------------------------
Gerald L. Hassell.....  2000    546,154     6,711,797          --                  --     250,000        --
 President              1999    500,000     3,576,250          --                  --     175,000        --
                        1998    416,923     2,721,125          --                  --     120,000        --
----------------------------------------------------------------------------------------------------------------
Alan R. Griffith......  2000    545,385     5,538,555          --                  --     160,000        --
 Vice Chairman          1999    520,000     2,827,250          --                  --     160,000        --
                        1998    482,308     3,135,000          --                  --     140,000        --
----------------------------------------------------------------------------------------------------------------
Bruce W. Van Saun.....  2000    440,385     4,540,609          --                  --(3)  150,000        --
 Senior Executive Vice  1999    400,000     2,157,250          --                  --     100,000        --
 President and Chief    1998    365,385       560,000          --          $  549,376      50,000        --
 Financial Officer
----------------------------------------------------------------------------------------------------------------
Robert J. Mueller.....  2000    474,423     3,969,813          --                  --     150,000        --
 Senior Executive Vice  1999    445,000     2,420,000          --                  --     120,000        --
 President              1998    427,693     2,307,000          --                  --     120,000        --


       NAME AND
      PRINCIPAL             ALL OTHER
       POSITION         COMPENSATION($)(2)
      ---------         ------------------
         (A)                   (I)
Thomas A. Renyi.......       $175,580
 Chairman and Chief           167,819
 Executive Officer            166,150
-------------------------------------------------------------
Gerald L. Hassell.....         93,926
 President                     87,999
                               74,537
--------------------------------------------------------------------------------
Alan R. Griffith......        105,720
 Vice Chairman                104,353
                               97,438
---------------------------------------------------------------------------------------------------
Bruce W. Van Saun.....         73,823
 Senior Executive Vice         68,369
 President and Chief           61,837
 Financial Officer
----------------------------------------------------------------------------------------------------------------
Robert J. Mueller.....        103,161
 Senior Executive Vice        102,267
 President                     96,845

---------------
(1) The bonus amounts for 2000 consist of cash bonuses of $2,975,000, $1,400,000, $1,365,000, $1,050,000 and $934,500 awarded to Messrs. Renyi,
    Hassell, Griffith, Van Saun and Mueller respectively, and the value on December 31, 2000, of performance share awards made under the Company's 1999 Long-Term Incentive Plan and earned based on 2000 performance. Under the conditions of each award, shares are generally forfeitable if the officer terminates prior to February 13, 2003, except in the case of retirement, disability or death. Prior to vesting, dividends are paid on earned shares. The number of shares which were earned based on 2000 performance and the value thereof on December 31, 2000, for the following Named Executive Officers are shown below.

                                                                         VALUE AS OF
                                               SHARES EARNED AS          DECEMBER 31,
                                                OF DECEMBER 31,         2000 OF SHARES
                                               2000 PURSUANT TO        EARNED PURSUANT
                                                AWARDS MADE IN        TO AWARDS MADE IN
                                                 FEBRUARY 2000          FEBRUARY 2000
                                              -------------------    --------------------
Renyi.......................................        165,000               $9,105,938
Hassell.....................................         96,250                5,311,797
Griffith....................................         75,625                4,173,555
Van Saun....................................         63,250                3,490,609
Mueller.....................................         55,000                3,035,313

(2) The items included under column (i) for 2000 consist of the following: (1) annual Company contributions on behalf of the named employees under the Company's profit-sharing plan, amounting to $138,750, $81,923, $81,808, $66,058 and $71,164 for Messrs. Renyi, Hassell, Griffith, Van Saun and Mueller, respectively, (2) annual allocations under the Company's employee stock ownership plan for the accounts of Messrs. Renyi, Hassell, Griffith, Van Saun and Mueller of $4,097, $2,419, $2,416, $1,951 and $2,101,
    respectively, and (3) the values of split-dollar life insurance arrangements in the amount of $32,733, $9,584, $21,496, $5,814 and $29,896 for Messrs.
    Renyi, Hassell, Griffith, Van Saun and Mueller, respectively.

(3) As of December 31, 2000, Mr. Van Saun had 14,000 restricted shares outstanding with an aggregate market value of $772,625. Dividends are paid on all shares of restricted stock.

                       OPTION GRANTS IN LAST FISCAL YEAR

                              INDIVIDUAL GRANTS(1)

                                                                             POTENTIAL REALIZABLE VALUE AT
                        NUMBER OF      % OF TOTAL                               ASSUMED ANNUAL RATES OF
                        SECURITIES      OPTIONS      EXERCISE                STOCK PRICE APPRECIATION FOR
                        UNDERLYING     GRANTED TO    OR BASE                    10-YEAR OPTION TERM(2)
                         OPTIONS      EMPLOYEES IN    PRICE     EXPIRATION   -----------------------------
NAME                    GRANTED(#)    FISCAL YEAR     ($/SH)       DATE          5%($)          10%($)
----                   ------------   ------------   --------   ----------   -------------   -------------
(A)                        (B)            (C)          (D)         (E)            (F)             (G)
Renyi................    500,000          5.3        $39.3125     2/8/10      $12,361,710     $31,327,000
Hassell..............    250,000          2.6         39.3125     2/8/10        6,180,855      15,663,500
Griffith.............    160,000          1.7         39.3125     2/8/10        3,955,747      10,024,640
Van Saun.............    150,000          1.6         39.3125     2/8/10        3,708,513       9,398,100
Mueller..............    150,000          1.6         39.3125     2/8/10        3,708,513       9,398,100

---------------
(1) All options were granted on February 8, 2000. For each Named Executive Officer, 2,543 of the indicated options are incentive stock options and become exercisable on February 8, 2004; the balance of the options are non-qualified stock options and become exercisable one-third per year over three years from the grant date.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, in the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF
                                                         SECURITIES
                                                         UNDERLYING
                                                         UNEXERCISED         VALUE OF UNEXERCISED
                                                           OPTIONS           IN-THE-MONEY OPTIONS
                                                    AT FISCAL YEAR-END(#)    AT FISCAL YEAR-END($)
                          SHARES                    ---------------------   -----------------------
                        ACQUIRED ON      VALUE          EXERCISABLE/             EXERCISABLE/
NAME                    EXERCISE(#)   REALIZED($)       UNEXERCISABLE            UNEXERCISABLE
----                    -----------   -----------   ---------------------   -----------------------
(A)                         (B)           (C)                (D)                      (E)
Renyi.................    147,672     $6,942,363    1,718,539/1,009,161     $66,129,705/$19,404,520
Hassell...............    103,436      4,602,237      567,737/  415,827      22,445,372/  7,672,636
Griffith..............     78,864      3,739,706      894,014/  322,494      37,968,841/  6,232,436
Van Saun..............     24,080        657,479       64,742/  241,178       1,601,661/  4,384,519
Mueller...............     92,024      3,910,388      537,148/  279,160      21,531,548/  5,365,546

COMPENSATION AND ORGANIZATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION FOR
2000

PRINCIPLES AND PROGRAM

The Company's executive compensation program is a pay for performance program. It is designed to:

        - motivate executives to enhance shareholder value with compensation plans that tie reward to Company performance; and,

        - target executive compensation at a level to ensure the Company's ability to attract and retain superior executives.

The Compensation and Organization Committee of the Board of Directors, which is composed entirely of outside directors, has the responsibility for the design, implementation and administration of the Company's executive compensation program.

To meet the above objectives, the program, which has both cash and equity elements, consists of base salary, an annual cash incentive bonus, share grants and stock options. In determining executive compensation, the Compensation and Organization Committee evaluates both the total compensation package and its individual elements. As part of its review, the Committee periodically considers compensation data concerning the Company's key competitors developed by independent compensation consultants. Key competitors include banks in the peer group used for the five-year comparison of total shareholder return. The Committee also considers Company performance, individual performance and the relative compensation levels of other executive officers. It is expected that total compensation will vary annually based on Company and individual performance. The Compensation and Organization Committee and the management of the Company believe that compensation should be based on both short-term and long-term measurements and be directly and visibly tied to Company performance, thus introducing substantial risk in the payout levels.

In evaluating the Company's 2000 financial performance, the Compensation and Organization Committee considered a variety of factors. Most noteworthy was that 2000 was the ninth consecutive year of record results (1999 results normalized to exclude extraordinary items and the sale of BNY Financial Corporation). Net income was $1,429 million, the highest in the Company's history, and a 15% increase over the $1,243 million reported in 1999. Earnings per diluted common share were a record $1.92, 16% higher than the $1.66 in 1999. The Company also achieved a record level of return on average common equity. ROE was 26.08% in 2000 compared with 25.50% in 1999. Sustainable revenue and earnings growth were driven by the Company's focus on high-growth, fee-based businesses and its technologies. Continued expense management and increased productivity resulted in an efficiency ratio of 51.3%, once again among the best of any major bank in the United States. Capital levels remained strong and well in excess of the regulatory minimums for a "well capitalized" bank. The Company's quarterly common stock dividend was raised on October 10, 2000, by 12.5% to a record annual level of $.72 per share. The price of a common share of stock rose 38% from the end of 1999 to year-end 2000 outperforming the Dow Jones Industrial Average and Standard and Poor's 500, Money Center Bank and Regional Bank indexes.

Following is a description of the elements of executive compensation, and a review of Mr. Renyi's compensation levels for 2000, as they relate to the Company's performance:

BASE SALARY

Base salary levels for executive officers are determined by the Compensation and Organization Committee of The Bank of New York (the "Bank"), which comprises the same members as the Compensation and Organization Committee of the Company. The Compensation and Organization Committee assesses a number of factors in fixing the base salary of the executive officers (including the five most highly compensated) such as the level of responsibility of the particular position, the individual's performance, the Company's overall financial performance, and the business and inflationary climate. In considering base salary levels, the Compensation and Organization Committee considers all of these factors without giving specific weight to any one factor.

Base salary levels of executive officers are reviewed every quarter by the Compensation and Organization Committee; individual increases generally occur every two years, but are occasionally awarded more frequently in exceptional cases, as when an individual is promoted to a new position with greater responsibility. Because of the substantial risk in the payout levels of the long-term incentive plan, the Compensation and Organization Committee believes that base salary levels for the named executives should be at or above median for the peer group; an independent compensation consultant periodically reviews the competitiveness of executive salaries. Mr. Renyi's base salary was increased in 2000 from $850,000 to $1,000,000.

Performance evaluations of other executive officers are reviewed with the Compensation and Organization Committee by the Chief Executive Officer. To ensure that compensation policy for the top executive officers is consistent with overall Company financial performance and executive compensation strategies, the Compensation and Organization Committee reviews the compensation awarded to approximately 50 of the Bank's most highly compensated executives.

ANNUAL CASH INCENTIVES

The annual cash incentive is designed to provide a short-term (one-year) incentive to executive officers based on a subjective evaluation of their individual contribution to Company financial performance for the year. Cash incentives to executive officers named in the Summary Compensation Table are generally determined based on performance against pre-established corporate goals but may also be awarded on a discretionary basis. If performance goals are not met, awards are scaled down against target, or eliminated. Heads of major business units and other key officers are eligible for incentive payments. Incentive awards are made after each year's results are known pursuant to the 1994 Management Incentive Compensation Plan (the "1994 MICP"), under which aggregate awards generally may not exceed 10% of the amount by which net income exceeds 7% of average shareholders' equity for the plan year. Upon recommendation of the Compensation and Organization Committee, Board approval is required for aggregate incentive payments under the 1994 MICP.

In the case of Mr. Renyi, his bonus for 2000 was determined pursuant to financial goals that were established at the beginning of 2000. Net income was the performance basis for the award and the results indicated that his payout would be at the maximum, $2,975,000.

SHARE GRANTS

The Compensation and Organization Committee strongly endorses the use of performance shares as an important component of long-term incentive compensation for the most senior management of the Company. Performance share earnouts fluctuate based on Company results against pre-established goals over designated performance periods.

Restricted share grants are made to other executive officers. Restricted shares vest over time without regard to performance goals but provide an incentive to recipients to remain employed with the Company and to contribute to overall Company performance and the enhancement of shareholder value.

In 2000 performance share grants were made covering performance for calendar years 2000, 2001 and 2002. Performance shares granted that were to earn out based on 2000 performance, earned out at 275% of granted shares because 2000 performance exceeded pre-established goals. Mr. Renyi earned 165,000 shares based on a grant of 60,000 shares. The value of these shares is included in the Bonus column of the Summary Compensation Table and related footnote.

STOCK OPTION GRANTS

Stock options are designed to provide long-term (ten-year) incentives and rewards tied to the price of the Company's Common Stock. Given the fluctuations of the stock market, there is not always a direct correlation between stock price performance and financial performance. The Compensation and Organization Committee believes that stock options, which provide value to participants only when the Company's shareholders benefit from stock price appreciation, are an important component of the Company's executive compensation program. The number of options currently held by an officer is not a factor in determining individual grants, and the Compensation and Organization Committee has not established any target level of ownership of Company Common Stock by the Company's officers. However, retention of shares of Company stock by officers is encouraged.

Stock option grants were made pursuant to the 1999 Long-Term Incentive Plan (the "1999 LTIP"). During 2000, approximately 1,500 key officers received stock option grants including all executive officers. The number of option shares granted is based on a subjective evaluation of an individual's contribution to Company financial performance and his/her position and salary level in the Company. Stock options are issued annually at an exercise price equal to 100% of the fair market value of the

Company's Common Stock on the date of grant. Vesting terms for stock options granted to the Named Executive Officers are shown in the footnotes to the Option Grants in the Last Fiscal Year table on page 12; the term of the options is ten years from the grant date.

An outside consultant used by the Compensation and Organization Committee periodically reviews the value of long-term incentive grants (which includes stock options and performance shares) awarded by competitors to their senior management. Mr. Renyi was awarded 500,000 option shares in January 2000, the same number of shares as his prior grant in January 1999.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company will not be able to take tax deductions for employee remuneration to the named executives to the extent such remuneration exceeds $1 million and is not based on performance as defined in Section 162(m) of the Code. The Company has modified its incentive compensation plans, has obtained and will continue to seek the necessary shareholder approvals and has established the requisite performance measurements to insure that compensation paid under those plans will be deductible. In order to maintain the desired degree of management flexibility to award compensation based upon individual performance, compensation which does not qualify for the deduction may also be paid.

                                          By: The Compensation and
                                            Organization Committee,
                                            December 31, 2000

                                            Richard J. Kogan
                                            Frank J. Biondi, Jr.
                                            William R. Chaney
                                            John C. Malone
                                            Donald L. Miller

                       THE BANK OF NEW YORK COMPANY, INC.

               COMPARISONS OF FIVE-YEAR TOTAL SHAREHOLDER RETURN

                               [COMPARISON CHART]

----------------------------------------------------------------------------------------------------------------
                                     12/31/95     12/31/96     12/31/97     12/31/98     12/31/99     12/31/00
----------------------------------------------------------------------------------------------------------------
 The Bank of New York Company,
   Inc.                               100.00       142.83       250.52       355.04       358.42       501.89
 Peer Group                           100.00       141.35       209.79       227.35       241.55       285.71
 S&P 500                              100.00       122.97       163.98       210.84       255.20       229.32

Value of assumed $100 investment on December 31, 1995 in The Bank of New York Company, Inc. Common Stock, in the Standard & Poors 500 Stock Index or in the Peer Company Group Index. Dividends are reinvested.

PEER COMPANY GROUP

                         AXA Financial, Incorporated(1)
                          Bank of America Corporation
                              Bank One Corporation
                       The Chase Manhattan Corporation(2)
                             Citigroup Incorporated
                            First Union Corporation
                       FleetBoston Financial Corporation
                      J.P. Morgan and Co. Incorporated(2)
                          Mellon Financial Corporation
                        Merrill Lynch & Co. Incorporated
                               Wells Fargo & Co.

(1) On January 2, 2001, the remaining publicly held shares of AXA Financial were acquired by AXA Group (Paris).

(2) On December 29, 2000 J.P. Morgan & Company merged with The Chase Manhattan Corp. to form J.P. Morgan Chase & Co.

EMPLOYMENT AGREEMENTS AND RELATED MATTERS. The executive officers named in the Summary Compensation Table on page 11 of this Proxy Statement are currently parties to the agreements described below.

SEVERANCE AGREEMENTS. The Severance Agreements for Messrs. Renyi, Hassell, Griffith, Van Saun and Mueller (the "Severance Agreements") generally provide that in the event that, within 24 months following a "Change in Control" (as defined below) of the Company, such executive officer either (i) receives notice that his employment will terminate for any reason other than death, retirement, Cause or Disability (as defined in the Severance Agreements) or (ii) gives notice that his employment will terminate for Good Reason (as defined in each Severance Agreement), such executive officer will be provided with severance pay in an amount equal to 3 times the sum of the officer's (x) annual salary rate prior to a notice of termination (or, if higher, the annual salary rate immediately prior to the Change in Control) and (y) highest annual bonus earned during the last three completed fiscal years immediately preceding the executive officer's termination date (the "Bonus Amount"); the severance payment will also include an amount equal to the lump sum actuarial equivalent of the additional benefit which the officer would have received under the Company's Retirement, Excess Benefit and Supplemental Executive Retirement Plans if his employment had continued for 3 additional years, his age were increased by 3 years and he continued to receive salary equal to the annual salary rate in effect immediately prior to the Change in Control and bonus compensation equal to the Bonus Amount. Should the executive officer be subject to the excise tax on "excess parachute payments" as a result of such payment and payments under other plans due to a Change in Control, an additional payment will be made to restore the after-tax severance payment to the same amount which the executive officer would have retained had the excise tax not been imposed.

The initial term of the Severance Agreements, was July 11, 2000 to December 31, 2000. Thereafter, they automatically renew each January 1st for consecutive one year periods unless terminated by either party on 90 days prior notice, provided, that notwithstanding any such notice, the Severance Agreements will continue in effect for 24 months after a Change in Control which occurs during the term or any renewal thereof. As of January 1, 2001, the severance payable under the Severance Agreements was $40,180,315 for Mr. Renyi, $18,366,114 for Mr. Hassell, $18,870,778 for Mr. Griffith, $9,846,548 for Mr. Van Saun and $11,789,868 for Mr. Mueller.

OTHER EMPLOYEE BENEFIT MATTERS. Under the 1993 and 1999 Long-Term Incentive Plans, in the event of a Change in Control (as defined below), (i) the restrictions applicable to all shares of restricted stock and restricted share units shall lapse and such shares and share units shall be deemed fully vested,
(ii) all restricted stock granted in the form of share units shall be paid in cash, (iii) 200% of all performance shares granted in the form of shares of Common Stock or share units shall be deemed to be earned in full and fully vested, (iv) 200% of all performance shares granted in the form of share units shall be paid in cash, and (v) any participant who holds a stock option that is not exercisable in full shall be entitled to receive a cash payment as provided below with respect to the portion of the stock option which is not then exercisable. The amount of any cash payment in respect of a restricted share unit or performance share unit shall be equal to: (A) in the event the Change in Control is the result of a tender offer or exchange offer for Common Stock, the final offer price per share paid for the Common Stock or, if higher, the highest fair market value of the Common Stock during the 90-day period ending on the date of the Change in Control or (B) in the event the Change in Control is the result of any other occurrence, the highest fair market value of the Common Stock during the 90-day period ending on the date of the Change in Control. The amount to be paid in respect of the portion of any stock option which is not exercisable shall be equal to the result of multiplying the number of shares of Common Stock covered by such portion of the stock option by the difference between (x) the per share value of Common Stock determined pursuant to the preceding sentence, or such lower price as the Compensation and Organization Committee may determine with respect to any incentive stock option to preserve its incentive stock option status, and (y) the per share exercise price of such stock option. Notwithstanding the foregoing, if a Change in Control occurs under clause (C) of the definition thereof, the transaction described therein is conditioned on qualifying for "pooling of interests" accounting treatment (or similar accounting treatment) and the arrangements described in clauses (iii) or
(iv) of the preceding sentence would prevent such qualification, in lieu of the arrangements described in the first sentence of this paragraph (x) all performance shares granted in the forms of shares of Common Stock or share units shall be converted to restricted stock of the surviving entity (or, if applicable, of the ultimate parent corporation) and shall be fully vested at the end of the applicable performance period, (y) all restricted stock and stock options shall be converted into restricted stock and stock options of the surviving entity

(or, if applicable, of the ultimate parent corporation) with the vesting provisions of the original awards and (z) all such restricted stock and stock options shall be fully vested if the employment of the holder thereof is terminated without "cause" or for "good reason" (as such terms are defined under the 1993 and 1999 Long-Term Incentive Plans).

The Company entered into a trust agreement with an independent trustee in 1993 to establish a trust (the "Trust") to provide for the payment of amounts due to Messrs. Renyi, Hassell, Griffith, Mueller and later, Mr. Van Saun (and certain other senior executives) upon a Change in Control (as defined below) of the Company. The terms of the Trust provide for the payment to Messrs. Renyi, Hassell, Griffith, Van Saun and Mueller (and certain other senior executives) of the severance pay payable to them pursuant to their Severance Agreements described above. The Trust also provides for the payment of amounts due to participants under the Company's Supplemental Executive Retirement Plan and Excess Benefit Plan which include Messrs. Renyi, Hassell, Griffith, Van Saun and Mueller (and certain other senior executives). The Trust is revocable at any time at the option of the Company prior to a Change in Control. After the occurrence of a Change in Control, the Trust will become irrevocable and will be used for the exclusive purpose of providing benefits to such persons. The Trust is funded by the deposit of an irrevocable letter of credit in the amount of $232 million issued by an entity unaffiliated with the Company.

CHANGE IN CONTROL. A "Change in Control" for purposes of the Severance Agreements of Messrs. Renyi, Hassell, Griffith, Van Saun and Mueller, the Trust, the Supplemental Executive Retirement Plan and Excess Benefit Plan, the 1993 and 1999 Long-Term Incentive Plans is deemed to occur if (A) any "person" (as such term is defined in Section 3(a)(9) and as used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding the Company or any of its subsidiaries, a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportion as their ownership of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of then outstanding securities ("Voting Securities") of the Company, unless the acquisition of Voting Securities is in connection with an acquisition by the Company of a business or operation of or controlled by such person, a majority of the Board approve a resolution providing that the acquisition does not constitute a Change in Control and such person does not become the owner of 35% or more of the Voting Securities; or (B) during any period of not more than two years, individuals who constitute the Board as of the beginning of the period and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (A) or (C) of this sentence) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at such time or whose election or nomination for election was previously approved (the "Incumbent Directors"), cease for any reason to constitute a majority thereof; or (C) the consummation of the merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in (i) the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity or, if applicable, of the ultimate parent corporation which has beneficial ownership of at least 95% of the Voting Securities of the surviving entity) at least 60% of the combined voting power of the Voting Securities of the Company or of such surviving entity (or such ultimate parent corporation) outstanding immediately after such merger or consolidation and (ii) the Incumbent Directors constituting at least a majority of (x) the board of directors of the surviving entity and of any corporation that owns 25% or more but less than 50% of the Voting Securities of such surviving entity or (y) the board of directors of any corporation that owns at least 50% of the Voting Securities of such surviving entity; or (D) the shareholders of the Company approve a plan of complete liquidation of the Company; or (E) the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets.

PENSION BENEFITS

                               PENSION PLAN TABLE

    REMUNERATION          15          20           25            30            35            40
    ------------       --------    --------    ----------    ----------    ----------    ----------
$  100,000             $ 24,750    $ 33,000    $   41,250    $   48,750    $   56,250    $   63,750
   200,000               49,500      66,000        82,500        97,500       112,500       127,500
   300,000               74,250      99,000       123,750       146,250       168,750       191,250
   400,000               99,000     132,000       165,000       195,000       225,000       255,000
   500,000              123,750     165,000       206,250       243,750       281,250       318,750
   600,000              148,500     198,000       247,500       292,500       337,500       382,500
   700,000              173,250     231,000       288,750       341,250       393,750       446,250
   800,000              198,000     264,000       330,000       390,000       450,000       510,000
   900,000              222,750     297,000       371,250       438,750       506,250       573,750
 1,000,000              247,500     330,000       412,500       487,500       562,500       637,500
 1,100,000              272,250     363,000       453,750       536,250       618,750       701,250
 1,200,000              297,000     396,000       495,000       585,000       675,000       765,000
 1,300,000              321,750     429,000       536,250       633,750       731,250       828,750
 1,400,000              346,500     462,000       577,500       682,500       787,500       892,500
 1,500,000              371,250     495,000       618,750       731,250       843,750       956,250
 1,600,000              396,000     528,000       660,000       780,000       900,000     1,020,000
 1,700,000              420,750     561,000       701,250       828,750       956,250     1,083,750
 1,800,000              445,500     594,000       742,500       877,500     1,012,500     1,147,500
 1,900,000              470,250     627,000       783,750       926,250     1,068,750     1,211,250
 2,000,000              495,000     660,000       825,000       975,000     1,125,000     1,275,000
 2,100,000              519,750     693,000       866,250     1,023,750     1,181,250     1,338,750
 2,200,000              544,500     726,000       907,500     1,072,500     1,237,500     1,402,500
 2,300,000              569,250     759,000       948,750     1,121,250     1,293,750     1,466,250
 2,400,000              594,000     792,000       990,000     1,170,000     1,350,000     1,530,000
 2,500,000              618,750     825,000     1,031,250     1,218,750     1,406,250     1,593,750
 2,600,000              643,500     858,000     1,072,500     1,267,500     1,462,500     1,657,500
 2,700,000              668,250     891,000     1,113,750     1,316,250     1,518,750     1,721,250
 2,800,000              693,000     924,000     1,155,000     1,365,000     1,575,000     1,785,000

Individuals listed in the Summary Compensation Table on page 11 had the following covered compensation, and years of credited service as of December 31, 2000, respectively: Thomas A. Renyi, $2,743,795, 29 years; Gerald Hassell, $1,449,109, 24 years; Alan R. Griffith, $1,353,314, 34 years; Bruce Van Saun $1,117,289, 3 years and Robert J. Mueller, $1,052,205, 23 years. Covered compensation consists of the average of the three highest consecutive years of combined salary and bonus paid in the last ten years, and corresponds to those amounts indicated in column (c) and the cash portion of the amounts indicated in column (d) of the Summary Compensation Table.

For Messrs. Renyi, Hassell, Griffith, Van Saun and Mueller, the Pension Plan Table sets forth the estimated annual pension benefit in the form of a straight life annuity payable at normal retirement age before reduction for Social Security benefits.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

The Company has purchased directors' and officers' liability and corporate reimbursement insurance, covering all directors and officers of the Company and all subsidiaries, from the following underwriters: National Union Fire Insurance Company of Pittsburgh,PA and Lloyd's of London. These policies are dated December 1, 1998 at a total premium expense for a one year period of $812,290.00, which was paid by the Company, and are due to expire December 1, 2001.

CERTAIN TRANSACTIONS

In the ordinary course of business, the Company and certain of its subsidiaries have had, and expect to continue to have, banking and fiduciary transactions with a number of their directors and executive officers and their associates and members of their immediate families. Such transactions are all on bases comparable to similar transactions with others who are not within such group.

Certain of the Company's executive officers and directors and members of their immediate families are customers of the Company's subsidiaries, and certain of the Company's executive officers and directors are executive officers, directors or beneficial owners of 10 percent or more of any class of equity securities of corporations, or members of partnerships, which are customers of or suppliers to the Company and its subsidiaries. As such customers or suppliers, their transactions were in the ordinary course of business. Such customer transactions include borrowings, all of which were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectability or present other unfavorable features.

During 2000, John C. Malone, a director of the Company, was also Chairman and Chief Executive Officer and a holder of more than 10 percent of the equity securities of Liberty Media Corporation. The Company made loans to Liberty Media Corporation and certain of its affiliated companies during 2000 and the largest aggregate amount of indebtedness outstanding at any one time during 2000 was approximately $40 million net of loans participated to the Bank. In addition to the loans made by the Company, bank subsidiaries of the Company made loans to Liberty Media Corporation and certain of its affiliated companies. All of these loans were made for a variety of corporate purposes and bear interest at market rates of interest based on various interest rate indices.

During 2000, J. Carter Bacot, a director of the Company, was a party to a consulting agreement with the Company pursuant to which he was paid $300,000.

LITIGATION

Four purported shareholder derivative actions have been filed (two in the United States District Court for the Southern District of New York and two in the New York Supreme Court, New York County) against certain directors and officers of the Company and the Bank alleging that the defendants have breached their fiduciary duties of due care and loyalty by aggressively pursuing business with Russian banks and entities without implementing sufficient safeguards and failing to supervise properly those responsible for that business. The actions seek, on behalf of the Company and the Bank, monetary damages from the defendants, corrective action and attorneys' fees. On September 1, 2000, plaintiffs in the two federal actions filed an amended, consolidated complaint that names all of the directors and certain officers of the Bank and the Company as defendants, repeats the allegations of the original complaints and adds allegations that certain officers of the Bank and the Company participated in a scheme to transfer cash improperly from Russia to various off-shore accounts and to avoid Russian customs, currency and tax laws. On September 12, 2000, the boards of directors of the Bank and the Company formed a Special Litigation Committee which is conducting an independent investigation of the allegations in the shareholder derivative actions. Management believes that the allegations of both the original and the amended complaint are without merit.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's directors and executive officers ("Reporting Persons") to file with the Securities and Exchange Commission and the NYSE, within specified monthly and annual due dates, reports relating to their ownership of and transactions in the Company's equity securities.

Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during 2000, its Reporting Persons have complied with all applicable Section 16(a) filing requirements except that Thomas J. Perna inadvertently failed to timely file three reports reporting five transactions.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To the knowledge of the Company, as of December 31, 2000, no person had beneficial ownership of more than 5% of its voting securities.

PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors, acting upon the recommendation of the Audit Committee, has appointed Ernst & Young LLP to serve as the Company's independent public accountants for the year 2001, and the shareholders will be asked to ratify such appointment at the Annual Meeting.

Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, to have an opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU MARK YOUR PROXY FOR THE RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS.

AMENDMENT TO ARTICLE FOURTH OF CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

It is proposed by the Board of Directors, pursuant to a resolution adopted March 13, 2001, that the first paragraph of Article FOURTH of the Company's Certificate of Incorporation be amended to increase the authorized Common Stock (par value $7.50 per share) from 1,600,000,000 shares to 2,400,000,000 shares so as to read as follows:

          "FOURTH: The aggregate number of shares which the Corporation shall have the authority to issue is two billion four hundred ten million (2,410,000,000) of which two billion four hundred million (2,400,000,000) shares (par value $7.50 per share) shall be designated as Common Stock; five million (5,000,000) shares, without par value, shall be designated as Preferred Stock; and five million (5,000,000) shares (par value $2.00 per share) shall be designated as Class A Preferred Stock."

On March 19, 2001 the Company had outstanding an aggregate of 737,171,281 shares of Common Stock.

The Board of Directors believes that it is advisable to have additional shares of Common Stock available for issuance for general corporate purposes including, but not limited to, the raising of capital through the sale of Common Stock and other securities or rights convertible into or exercisable for Common Stock, stock dividends, stock splits, acquisitions and shareholder and employee plans. Although the Company has no present plans to issue additional shares of Common Stock (or other securities or rights) (other than pursuant to existing shareholder and employee plans or outstanding convertible securities), the authorization of such shares will enable the Company to act promptly if appropriate circumstances arise which require the issuance of such shares.

The authorization of additional shares of Common Stock will not, by itself, have any effect on the rights of the holders of existing Common Stock. Depending on the circumstances, any issuance of additional shares of Common Stock could affect the existing holders of shares of Common Stock by diluting the voting power and earnings per share of the Common Stock. The Company's shareholders do not have preemptive rights to subscribe for, purchase or receive shares of the authorized capital stock of the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU MARK YOUR PROXY FOR THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

SHAREHOLDER PROPOSAL

SHAREHOLDER PROPOSAL WITH RESPECT TO TERM LIMITS FOR DIRECTORS

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC 20037, who is the owner of 1,002 shares of the Common Stock of the Company, has advised the Company that she intends to present the following proposal at the Annual Meeting:

          RESOLVED: "That the stockholders of Bank of New York recommend that the Board take the necessary steps so that future outside directors shall not serve for more than six years."

PROPONENT'S STATEMENT IN SUPPORT OF RESOLUTION:

          REASONS: "The President of the U.S.A. has a term limit, so do Governors of many states."

          "Newer directors may bring in fresh outlooks and different approaches with benefits to all shareholders."

          "No director should be able to feel that his or her directorship is until retirement."

          "The recent Russian problems make a term limit on directors particularly desirable." "Last year the owners of 25,303,271 shares, representing approximately 4.6% of shares voting, voted FOR this proposal."

          "If you AGREE, please mark your proxy FOR this resolution."

MANAGEMENT RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

At the 2000 Annual Meeting 95.4% of the votes cast were voted against this proposal.

The Company operates in a very complex regulatory and competitive environment. Experienced directors have a better understanding of the Company and its operations, officers and employees, as well as the regulatory environment in which your Company operates. It takes time for a new director to become familiar with Company operations. The wholesale turnover of directors which would be caused by arbitrary term limits could disrupt the smooth functioning of your board.

Directors of your Company are not guaranteed a position until retirement. They must be re-nominated at the end of their term and re-elected by the shareholders.

The Company's outside directors also serve on other boards or are officers of other companies. This enables them to bring new ideas and fresh approaches to the Company.

The responsibilities imposed on corporate directors differ from those imposed on public office holders. Since the job of director is not comparable to the job of President of the United States or governor of a state, there is no reason to subject corporate directors to the same limitations.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU MARK YOUR PROXY AGAINST ADOPTION OF THE SHAREHOLDER PROPOSAL.

FUTURE SHAREHOLDER PROPOSALS

In accordance with the rules of the Securities and Exchange Commission (the "SEC"), shareholders who intend to present proposals at the 2002 Annual Meeting of Shareholders must submit such proposals in time for them to be received by the Company on or before December 1, 2001, for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting. A shareholder proposal submitted outside the process of SEC Rule 14a-8 is considered untimely if it is not received by February 14, 2002.

                                          J. Michael Shepherd
                                          Secretary

March 30, 2001

                                                                      APPENDIX A

                     AUDIT AND EXAMINING COMMITTEE CHARTER

GENERAL:

This charter establishes the duties of the Audit and Examining Committee ("Audit Committee") of the Board of Directors of The Bank of New York Company, Inc.

The Audit Committee will review and assess the adequacy of this written charter annually and recommend changes to the Board of Directors when necessary. The Audit Committee will report its activities to the full Board of Directors on a regular basis and make such recommendations to the Board as the Audit Committee may deem necessary or appropriate.

The Audit Committee of the Board of Directors of The Bank of New York Company, Inc. assists the Board of Directors in fulfilling its statutory and fiduciary responsibilities relating to internal control, accounting policies, and auditing and reporting practices. This Committee will serve as the audit committee for all Company subsidiaries as permitted by local laws and banking regulations.

The Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company that it receives information from and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors).

The Board of Directors has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent public accountants (or to nominate the independent public accountants). The management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements. Management and the Auditor are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for planning and carrying out a proper audit and reviews, including reviews of the Company's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

MEMBERSHIP REQUIREMENTS:

The Audit Committee members will be appointed by the Board of Directors. The Committee shall be comprised of three or more members as determined by the Board of Directors and will be based on the specific needs of the Company and by regulation. No members will have any relationship to the Company that may interfere with the exercise of their independence from management and the Company, as determined by the Board of Directors in its business judgment. All members shall have basic financial literacy, and at a minimum, one member of the Audit Committee will have accounting or related financial management expertise, as determined by the Board of Directors. The composition of the Audit Committee and its independence will be reviewed periodically by the Board of Directors.

MEETINGS:

The Audit Committee will meet as often as necessary to fulfill their duties and responsibilities. Minutes of all meetings will be maintained and will be approved by the Audit Committee. The Audit Committee will meet separately at least quarterly with each of management, the Auditor and the independent public accountants to discuss any matters that the Audit Committee or any of these persons or firms believe should be discussed. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or outside auditors or any special counsel or advisors to the Audit Committee to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

DUTIES AND RESPONSIBILITIES:

                         INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee will discuss with management the selection and termination of the independent public accountants and will provide advice regarding the evaluation, selection and termination of the independent public accountants to the Board of Directors and shareholders. In recommending the independent public accountants, the Audit Committee will receive from the independent public accountants written disclosures about their independence, and discuss with them any factors, which might detract from their independence. The Audit Committee shall review the fees charged by the outside auditors for audit and non-audit services. The independent public accountants are ultimately accountable to the Board of Directors, as assisted by the Audit Committee.

The Audit Committee will review management's and its independent public accountants' assessment of the adequacy of internal controls, and the resolution of identified material weaknesses and reportable conditions in internal controls, including the prevention and detection of management override or compromise of the internal control system.

The Committee will review the independent public accountants' judgment about the quality of accounting principles as applied in financial reporting.

The Audit Committee will review and discuss with its independent public accountants the scope of services required at the commencement of the audit, matters relating to the conduct of the audit. The Committee will review with the independent public accountants their review of the Company's quarterly financial statements included in Form 10-Q and reports on other communications as required by or referred to in Statement on Auditing Standards No. 61.

                                 INTERNAL AUDIT

The Audit Committee will review the annual internal audit plan and its objectives with the Auditor. Periodically, the Audit Committee will review the Auditor's reports describing progress against this plan and describing significant deficiencies in the system of internal controls, significant operating issues or other matters of interest to the Audit Committee. The Audit Committee will review the appointment and replacement of the Auditor, and advise the Auditor that he or she is expected to provide to the Audit Committee summaries of and, as appropriate, the significant reports to management prepared by the Internal Auditing Division and management's responses thereto. In addition, the Auditor will report on the follow-up of significant reports and their conclusion.

                       COMPLIANCE TO LAWS AND REGULATIONS

The Audit Committee will review with management and its independent public accountants the annual audited financial statements and the related opinion therein prior to filing with the Securities and Exchange Commission.

The Audit Committee shall obtain from the independent public accountants assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934.

The Audit Committee shall discuss with management, the Auditor and/or the independent public accountants as appropriate significant proposed or contemplated changes to the Company's auditing and accounting principles, policies, controls, procedures and practices, and inquire about significant risks and exposures, if any, and the steps taken to monitor and minimize such risks.

The Audit Committee will prepare and review with its independent public accountants the report relating to its oversight role as required by the Securities and Exchange Commission, for inclusion in the Company's annual proxy statement.

The Audit Committee will review with management and its independent public accountants the content and the basis for reports, issued to comply with the laws and regulations required under the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA).

The Committee will review with management, the Chief Compliance Officer, and the Auditor the Company's compliance with laws and regulations, including the laws and regulations relating to safety and soundness designated by the FDIC and appropriate federal banking agency.

The Committee will review all regulatory examination reports and management's response thereon.

                                     OTHER

The Committee may perform or supervise special investigations, which it deems appropriate.

The Audit Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to engage outside auditors for special audits, reviews and other procedures and to retain special counsel and other experts or consultants.

THE BANK OF                          TWO ALTERNATE WAYS TO VOTE YOUR PROXY
NEW                                      VOTE BY TELEPHONE OR INTERNET
YORK
COMPANY, INC.                           24 HOURS A DAY - 7 DAYS A WEEK
                              SAVE YOUR COMPANY MONEY - IT'S FAST AND CONVENIENT

 TELEPHONE                                           INTERNET                                  MAIL
 ---------                                           --------                                  ----
800-481-9819                               HTTP://PROXY.SHAREHOLDER.COM/BK
- Use any touch-tone telephone.            - Go to the website address                   - Mark, sign and date your Proxy Card.
                                             listed above.
- Have your Proxy Form in hand.                                                          - Detach card from Proxy Form.
                                   OR      - Have your Proxy Form in hand.      OR
- Enter the Control Number                                                               - Return the card in the postage-paid
  located in the box below.                - Enter the Control Number                      envelope provided.
                                             located in the box below.
- Follow the simple recorded
  instructions.                            - Follow the simple instructions.


Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. IF YOU HAVE SUBMITTED YOUR PROXY BY TELEPHONE OR THE INTERNET THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY.

                                  800-481-9819
                             CALL TOLL-FREE TO VOTE

                                 CONTROL NUMBER
                         FOR TELEPHONE/INTERNET VOTING

      DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET
--------------------------------------------------------------------------------

             MANAGEMENT RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3:

                                             FOR    WITHHOLD    EXCEPTIONS*

1.      ELECTION OF DIRECTORS:

 Nominees: Messrs. 01 - Bacot, 02 - Barth,
 03 - Biondi, 04 - Chaney, 05 - Donofrio,
 06 - Griffith, 07 - Hassell, 08 - Kogan,    [ ]       [ ]         [ ]
 09 - Luke, 10 - Malone, 11 - Miller,
 12 - Ms. Rein, Messrs. 13 - Renyi,
 14 - Richardson and 15 - Roberts

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS*" BOX AND WRITE THAT NOMINEE'S NAME ON THE FOLLOWING BLANK LINE.)

 Exceptions* __________________________________________________________________


                                    FOR      AGAINST      ABSTAIN

2.       Ratification of Auditors.  [ ]        [ ]          [ ]

3.       Approval to Increase       [ ]        [ ]          [ ]
         Authorized Shares.

I agree to access future Proxy
Statements and Annual Reports
electronically.                     [ ]


                MANAGEMENT RECOMMENDS A VOTE AGAINST PROPOSAL 4:

                                                 FOR      AGAINST      ABSTAIN

4.      Shareholder Proposal relating to term    [ ]        [ ]          [ ]
        limits for directors.

Address Change and/or Comments Mark Here         [ ]


SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                    Please sign exactly as the name appears
                                    hereon. If stock is held in names of joint owners, both should sign.

                                    Dated ________________________________, 2001

                                    ____________________________________________
                                             Signature of Shareholder(s)

                                    ____________________________________________
                                             Signature of Shareholder(s)


                                    VOTES MUST BE INDICATED
                                    (X) IN BLACK OR BLUE INK.      [X]


                                      3531

--------------------------------------------------------------------------------
                       THE BANK OF NEW YORK COMPANY, INC.
                       ONE WALL STREET, NEW YORK, NY 10286

                                      PROXY
            THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                  The undersigned hereby appoints Robert J. Goebert, Thomas J. Mastro and Bruce W. Van Saun as proxies each with the power to appoint his substitute and hereby authorizes each of them to represent and to vote, as designated on the reverse hereof, all the shares of Common Stock of The Bank of New York Company, Inc. held of record by the undersigned on March 19, 2001 at the Annual Meeting of Shareholders to be held on May 8, 2001 or any adjournment thereof.

                  UNLESS OTHERWISE SPECIFIED, THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS, FOR PROPOSAL (2), FOR PROPOSAL (3) AND AGAINST PROPOSAL (4). IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

                                       THE BANK OF NEW YORK COMPANY, INC.
                                       P.O. BOX 11198
                                       NEW YORK, N.Y. 10203-0198

Please complete, sign and date this proxy on the reverse side and return it promptly in the accompanying envelope.

THE BANK OF
NEW                         A REMINDER ABOUT OUR ANNUAL REPORT
YORK
COMPANY, INC.

In support of the continued focus on cost control, The Bank of New York Company, Inc. Annual Report will not be distributed to active employees who own Company stock through any of the Company's benefit plans. Employees who separately own Company stock outside of the benefit plans, registered in their name(s) or in street name, will continue to receive a copy of the Annual Report.

The Annual Report is available on the Company's web page at www.bankofny.com

Any employee who owns Company stock in benefit plans can request a copy of the Annual Report by sending a written request, along with a self-addressed interoffice envelope, to:

                Kathleen F. Juliano, Public Relations, BN-OWS-31

                             DETACH PROXY CARD HERE
--------------------------------------------------------------------------------


             MANAGEMENT RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3:

                                           FOR      WITHHOLD     EXCEPTIONS*

1. ELECTION OF DIRECTORS:
Nominees: Messrs. 01 - Bacot, 02 - Barth,
03 - Biondi, 04 - Chaney, 05 - Donofrio,
06 - Griffith, 07 - Hassell, 08 - Kogan,   [ ]        [ ]           [ ]
09 - Luke, 10 - Malone, 11 - Miller,
12 - Ms. Rein, Messrs. 13 - Renyi,
14 - Richardson and 15 - Roberts

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS*" BOX AND WRITE THAT NOMINEE'S NAME ON THE FOLLOWING BLANK LINE.)

Exceptions* ____________________________________________________________________


                                FOR     AGAINST     ABSTAIN

2. Ratification of Auditors.    [ ]       [ ]         [ ]

3. Approval to Increase
   Authorized Shares.           [ ]       [ ]         [ ]


MANAGEMENT RECOMMENDS A VOTE AGAINST PROPOSAL 4:

                                FOR     AGAINST     ABSTAIN

4. Shareholder Proposal
relating to term limits
for directors.                  [ ]       [ ]         [ ]

I agree to access future
Proxy Statements and
Annual Reports electronically.  [ ]


Address Change and/or
Comments Mark Here              [ ]

SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                    Please sign exactly as the name appears
                                    hereon. If stock is held in names of joint owners, both should sign.

                                    Dated ________________________________, 2001

                                    ____________________________________________
                                            Signature of Shareholder(s)

                                                    Cede & Co.
                                    ____________________________________________
                                            Signature of Shareholder(s)

                                    VOTES MUST BE INDICATED          [X]
                                    (X) IN BLACK OR BLUE INK.

                                      3532

                         EMPLOYEES' STOCK PURCHASE PLAN
                       THE BANK OF NEW YORK COMPANY, INC.
                       ONE WALL STREET, NEW YORK, NY 10286

                                      PROXY

            THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                  The undersigned hereby appoints Robert J. Goebert, Thomas J. Mastro and Bruce W. Van Saun as proxies each with the power to appoint his substitute and hereby authorizes each of them to represent and to vote, as designated on the reverse hereof, all the shares of Common Stock of The Bank of New York Company, Inc. held of record by the undersigned on March 19, 2001 at the Annual Meeting of Shareholders to be held on May 8, 2001 or any adjournment thereof.

                  UNLESS OTHERWISE SPECIFIED, THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS, FOR PROPOSAL (2), FOR PROPOSAL (3) AND AGAINST PROPOSAL (4). IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

                                        THE BANK OF NEW YORK COMPANY, INC.
                                        101 BARCLAY STREET
                                        A LEVEL - PROXY DEPT

         Please complete, sign and date this proxy on the reverse side and return it promptly in the accompanying envelope.

THE
BANK OF
NEW                        A REMINDER ABOUT OUR ANNUAL REPORT
YORK
COMPANY, INC.

In support of the continued focus on cost control, The Bank of New York Company, Inc. Annual Report will not be distributed to active employees who own Company stock through any of the Company's benefit plans. Employees who separately own Company stock outside of the benefit plans, registered in their name(s) or in street name, will continue to receive a copy of the Annual Report.

The Annual Report is available on the Company's web page at www.bankofny.com

Any employee who owns Company stock in benefit plans can request a copy of the Annual Report by sending a written request, along with a self-addressed interoffice envelope, to:

                Kathleen F. Juliano, Public Relations, BN-OWS-31

                             DETACH PROXY CARD HERE
--------------------------------------------------------------------------------

             MANAGEMENT RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3:

                                             FOR      WITHHOLD      EXCEPTIONS*
1. ELECTION OF DIRECTORS:
Nominees: Messrs. 01 - Bacot, 02 - Barth,
03 - Biondi, 04 - Chaney, 05 - Donofrio,
06 - Griffith, 07 - Hassell, 08 - Kogan,     [ ]        [ ]             [ ]
09 - Luke, 10 - Malone, 11 - Miller,
12 - Ms. Rein, Messrs. 13 - Renyi,
14 - Richardson and 15 - Roberts

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS*" BOX AND WRITE THAT NOMINEE'S NAME ON THE FOLLOWING BLANK LINE.)

Exceptions* __________________________________________________________


                                  FOR     AGAINST  ABSTAIN
2. Ratification of Auditors.      [ ]       [ ]      [ ]

3. Approval to Increase           [ ]       [ ]      [ ]
   Authorized Shares.

I agree to access future
Proxy Statements and Annual
Reports electronically.           [ ]

MANAGEMENT RECOMMENDS A VOTE AGAINST PROPOSAL 4:

                                  FOR     AGAINST  ABSTAIN
4. Shareholder Proposal
relating to term limits for
directors.                        [ ]       [ ]      [ ]

Address Change and/or
Comments Mark Here                [ ]

DATE AND RETURN THIS VOTING INSTRUCTION CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.

                                    Dated ________________________________, 2001

                                                    Cede & Co.
                                    ____________________________________________
                                            Signature of Shareholder(s)

                                    VOTES MUST BE INDICATED
                                    ( ) IN BLACK OR BLUE INK.         [X]



                                      3533

                      EMPLOYEES' PROFIT SHARING PLAN FUND D
                         EMPLOYEES' STOCK OWNERSHIP PLAN
                                       AND
                        EMPLOYEES' INCENTIVE SAVINGS PLAN

                       THE BANK OF NEW YORK COMPANY, INC.
                       ONE WALL STREET, NEW YORK, NY 10286

                                      PROXY

            THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   This card provides voting instructions for shares held in the Employees' Stock Ownership Plan, Employees' Incentive Savings Plan and Fund D under the Employees' Profit Sharing Plan. The undersigned hereby directs the respective fiduciary of each plan in which the undersigned holds shares of The Bank of New York Company, Inc. Common Stock to vote all whole shares of The Bank of New York Company, Inc. Common Stock held in the undersigned's name and / or account under such plan on March 19, 2001 in accordance with the instructions given on the reverse hereof, at the Annual Meeting of Shareholders to be held on May 8, 2001 or any adjournment thereof.

UNLESS OTHERWISE SPECIFIED, THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS, FOR PROPOSAL (2), FOR PROPOSAL
(3) AND AGAINST PROPOSAL (4). IN THEIR DISCRETION, THE FIDUCIARIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

THE BANK OF NEW YORK COMPANY, INC.
101 BARCLAY STREET
A LEVEL - PROXY DEPT

Please complete and date this proxy on the reverse side and return it promptly in the accompanying envelope.

THE
BANK OF
NEW
YORK
COMPANY, INC.

          TO PARTICIPANTS IN THE EMPLOYEES' PROFIT SHARING PLAN FUND D, EMPLOYEES' STOCK PURCHASE PLAN, EMPLOYEES' INCENTIVE SAVINGS PLAN AND THE
                         EMPLOYEES' STOCK OWNERSHIP PLAN

ENCLOSED IS THE PROXY STATEMENT FOR THE 2001 ANNUAL MEETING OF SHAREHOLDERS OF THE BANK OF NEW YORK COMPANY, INC.

ALSO ENCLOSED ARE ONE OR MORE PROXY CARDS ENABLING YOU TO VOTE THE FULL SHARES HELD FOR YOUR ACCOUNT IN EACH PLAN IN WHICH YOU ARE A PARTICIPANT (FRACTIONAL SHARE INTERESTS ARE NOT VOTED).

EMPLOYEES' STOCK PURCHASE PLAN

Please mark your vote, sign and date the enclosed proxy card to vote whole shares held in your account in the Employees' Stock Purchase Plan.

EMPLOYEES' STOCK OWNERSHIP PLAN, EMPLOYEES' INCENTIVE SAVINGS PLAN, AND FUND D UNDER THE EMPLOYEES' PROFIT SHARING PLAN

Shares held in these accounts are voted by the trustees of each plan. You instruct the trustee(s) how to vote the whole shares in your account in these plans by marking your vote and returning the proxy card(s) in the enclosed envelope. It is not necessary for you to sign these proxy cards because the shares are registered in the name of the nominee of the trustee(s).

        YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR PROXY CARD(S) TODAY!

                                                        J. MICHAEL SHEPHERD
                                                        SECRETARY